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                                                                  Exhibit (a)(5)

FOX PAINE
Joele Frank, Wilkinson Brimmer Katcher
Andy Brimmer / Nina Covalesky
Phone: 212-355-4449

SAVIA
Francisco Garza
Phone : 011-81-81-73-55-00
e-mail : fjgarza@savia.com.mx.

SEMINIS
Enrique Osorio
Phone : 805-657-1542
e-mail : enrique.osorio@seminis.com

SAVIA AND FOX PAINE COMPLETE PREVIOUSLY ANNOUNCED ACQUISITION
OF SEMINIS FOR $3.78

Oxnard, California, and San Francisco, California. September 29, 2003--Seminis (Nasdaq: SMNS), the world's largest developer, producer and marketer of fruit and vegetable seeds, announced that it has completed its previously disclosed merger with Seminis Merger Corp. As a result of the merger, investment funds managed by Fox Paine & Company LLC, a San Francisco-based private equity firm, and Savia S.A. de C.V. (BMV: SAVIA; NYSE: VAI), along with certain related entities, acquired control of Seminis. As a result, Seminis will be privately held, will no longer be a subsidiary of Savia and Seminis' shares will no longer be listed on the Nasdaq National Market. Public shareholders will receive $3.78 per share in the merger.

Safe Harbor Statement

All statements in this press release other than statements of historical facts are "forward looking" statements, including without limitation statements regarding the Savia's and Seminis' financial position, business strategy, plans, proposed transaction and objectives of management and industry conditions. Although Savia and Seminis each believes that the expectations reflected in such forward-looking statements regarding it are reasonable, it can give no assurance that such expectations will prove to be correct or that the proposed transaction will be completed. The following factors, among others, may affect the actual results of Savia and/or Seminis or the proposed transaction and could cause such results to differ materially from those expressed in any forward-looking statements made by or on behalf of Savia and/or Seminis: competitive factors, agribusiness risks, governmental and economic risks associated with foreign operations, need for additional financing, as well as changes in the equity markets. Further information on the factors that could affect the financial results of Savia and/or Seminis is contained in their respective filings with the U.S. Securities and Exchange Commission. Neither Seminis nor Savia take any obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrences of unanticipated events or changes to future operating results.

Savia's financial statements are prepared in compliance with generally accepted accounting principles in Mexico. For the consolidation of domestic subsidiaries, Savia follows the guidelines set forth in bulletin B-10 and for foreign companies follows the guidelines set forth in bulletin B-15. Seminis and Bionova report following the generally accepted accounting principles of the United States (GAAP) that differ from the generally accepted accounting principles of Mexico. These results are adjusted to reflect the above-mentioned guidelines. In addition, Seminis reports its fiscal year the first quarter of October through the last of September. Savia reports its fiscal year on a calendar basis, including in its consolidated results the operations of Seminis according to calendar year.

Savia (www.savia.com.mx) participates in industries that offer high growth potential in Mexico and internationally. Among its main subsidiaries are:
Seminis, a global leader in the development, production and commercialization of fruit and vegetable seeds; Bionova, a grower and marketer of fresh produce; and Omega, a real estate development company.

Seminis, Inc. (http://www.seminis.com) is the world's largest developer, producer and marketer of vegetable seeds. The company uses seeds as the delivery vehicle for innovative agricultural technology. Its products are designed to reduce the need for agricultural chemicals, increase crop yield, reduce spoilage, offer longer shelf life, create better tasting foods and foods with better nutritional content. Seminis has established a worldwide presence and global distribution network that spans 150 countries and territories.

Fox Paine & Company, LLC manages investment funds in excess of US$1.5 billion, providing equity capital for corporate acquisitions, company expansion and growth programs and management buyouts. The Fox Paine funds are managed on behalf of over 50 leading international financial institutions, including major governmental and corporate pension systems, Fortune 100 companies, major life and property & casualty insurance and reinsurance companies, money center and super regional commercial banks, investment banking firms, and university endowments. Fox Paine was founded in 1997 by Saul A. Fox, a former general partner of Kohlberg Kravis Roberts & Co., and W. Dexter Paine, III, a former general partner of Kohlberg & Co. More information about Fox Paine can be found at www.foxpaine.com.

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